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Genesis Announces Resignation of Chief Financial Officer

SANTA CLARA, Calif., April 27, 2007 - Genesis Microchip Inc. (Nasdaq: GNSS), a world leader in the development of image and video processing technologies for flat-panel TVs, monitors and other consumer display products, today announced that Chief Financial Officer, Michael Healy, has resigned his position effective May 8, 2007, to pursue another opportunity. Mr. Healy has agreed to assist in a transition of duties and the Company is commencing an executive search for a Chief Financial Officer.

“I want to thank Mike for his dedication, commitment and significant contribution to Genesis during the past three years,” said Elie Antoun, president and CEO of Genesis Microchip. “I also want to congratulate him on his new opportunity and look forward to attracting someone of Mike’s caliber to the organization.”

About Genesis Microchip

Genesis Microchip Inc. (Nasdaq: GNSS) is a leading provider of image and video processing systems enabling superior picture quality in flat-panel TVs and a variety of consumer and PC-display products. Featuring Genesis Display Perfection® technologies and Emmy award-winning Faroudja® video technologies, Genesis system-on-a-chip solutions are used worldwide by display manufacturers to produce visibly better images across a broad array of devices including flat-panel displays, digital TVs, projectors, A/V receivers and DVD players/recorders. The Genesis technology portfolio features analog and mixed signal system-on-a-chip design, DCDi® by Faroudja deinterlacing, TrueLife™ video enhancement, IntelliComb™ video decoding and includes over 185 patents. Founded in 1987, Genesis supports its leading brand-name customers with offices in the U.S., Canada, India, Europe, Taiwan, South Korea, China, Japan and Singapore. For more information about Genesis Microchip Inc. or Genesis Display Perfection technologies, please visit www.gnss.com.

Note to Editors: Genesis, Genesis Display Perfection, Faroudja, DCDi by Faroudja, TrueLife and IntelliComb are trademarks or registered trademarks of Genesis Microchip Inc.